Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-162890 on Form S-8 of our report dated June 24, 2021, appearing in this Annual Report on Form 11-K of the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan for the year ended December 31, 2020.

/s/ Reilly, Penner & Benton LLP

Reilly, Penner & Benton LLP
Milwaukee, Wisconsin
June 24, 2021